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        The following operating revenue data reflects our quarterly operating revenue from our customer channels for the last eight consecutive quarters. We made certain reclassifications to prior balances to conform to the current presentation.

EXHIBIT 99.1

QWEST COMMUNICATIONS INTERNATIONAL, INC.
QUARTERLY OPERATING REVENUE
(Dollars in millions)

	2004		2003				2002
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3
Business:
Wireline revenue:
Local voice	$505	$526	$538	$553	$572	$589	$617	$612
Long distance	172	176	170	177	189	195	175	207
Access	37	38	40	37	36	33	35	32

Total voice services	714	740	748	767	797	817	827	851
Data and Internet	567	564	561	578	566	551	559	542

Total business wireline	1,281	1,304	1,309	1,345	1,363	1,368	1,386	1,393

Consumer:
Wireline revenue:
Local voice	875	917	931	977	995	1,031	1,056	1,080
Long distance	92	88	86	79	69	63	67	77
Access	29	29	25	26	26	25	27	28

Total voice services	996	1,034	1,042	1,082	1,090	1,119	1,150	1,185
Data and Internet	78	74	67	56	46	48	49	48

Total consumer wireline	1,074	1,108	1,109	1,138	1,136	1,167	1,199	1,233

Wholesale:
Wireline revenue:
Local voice	214	200	204	213	214	202	210	217
Long distance	229	236	227	212	209	188	219	228
Access	184	186	190	189	183	195	202	187

Total voice services	627	622	621	614	606	585	631	632
Data and Internet	324	308	313	308	329	341	334	324

Total wholesale wireline	951	930	934	922	935	926	965	956

Wireless revenue	128	126	137	152	153	151	144	179

Other services revenue	8	13	9	13	9	12	11	11

Total operating revenue	$3,442	$3,481	$3,498	$3,570	$3,596	$3,624	$3,705	$3,772

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QWEST COMMUNICATIONS INTERNATIONAL, INC. QUARTERLY OPERATING REVENUE (Dollars in millions)